UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2014

Dear Shareholders:

You are cordially invited to attend the Company’s 2014 Annual Meeting of Shareholders, which will be held on Thursday, May 8, 2014, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 1001 Summit Boulevard, Atlanta, Georgia 30319.

The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the annual meeting and the various matters on which you are being asked to vote. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 10, 2014 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

As is our custom, a brief report will be made immediately after the annual meeting on the Company’s 2013 activities and the outlook for the remainder of 2014. We hope you will be able to attend the annual meeting. Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Jeffrey T. Bowman
President and Chief Executive Officer

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 1001 Summit Boulevard, Atlanta, Georgia, 30319, on Thursday, May 8, 2014, at 2:00 p.m. Eastern Time, for the following purposes:

1. To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To vote on an amendment to the Crawford & Company Executive Stock Bonus Plan to increase the number of shares of Class A Common Stock available under the Plan by 4,000,000;

3. To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2014 fiscal year; and

4. To transact any and all other such business as may properly come before the annual meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 2, 2014. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 10, 2014 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2014:

The proxy statement and our 2013 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the annual meeting, please call (404) 300-1000.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary

Atlanta, Georgia

April 2, 2014

It is important that your shares of Class B Common Stock be represented at the annual meeting whether or not you are able to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the annual meeting.

This Proxy is being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 8, 2014

The 2014 Annual Meeting of Shareholders of Crawford & Company, and any adjournment or postponement thereof (the “Annual Meeting”), will be held at the headquarters of the Company, located at 1001 Summit Boulevard, Atlanta, Georgia 30319 on Wednesday, May 8, 2014 at 2:00 p.m., Eastern Time. This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 4, 2014. Our Annual Report to Shareholders for the fiscal year ended December 31, 2013 is also being delivered with this Proxy Statement and is also being made available on the Internet at the web address above.

Why am I being furnished this Proxy Statement and Proxy?

You are being furnished this Proxy Statement and the accompanying Proxy Card, or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy.

All holders of the Company’s Class B Common Stock on the Record Date, described below, are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.

What is the purpose of a Proxy?

If you sign and return the Proxy, you are appointing J.T. Bowman, W.B. Swain and A.W. Nelson as your representatives at the Annual Meeting. Messrs. Bowman, Swain and Nelson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy. Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.

Who is furnishing the Proxy Statement and Proxy?

The Board of Directors of the Company is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting.

How do I know if I am entitled to vote? What is a record date?

Only shareholders of record of our Class B Common Stock as of the close of business on March 10, 2014, which we refer to as the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 24,690,172 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.

Other than with respect to voting rights, what are the differences between Class A Common Stock and Class B Common Stock?

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:

•	voted over the Internet or by telephone in advance of the Annual Meeting,

•	properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting, or

•	present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner (described below) does not vote on a particular proposal because the registered holder does not have or declines to exercise discretionary voting power with respect to that particular proposal and has not received voting instructions from the beneficial owner. Please note that registered holders which have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent auditor. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.

On what items am I being asked to vote?

You are being asked to vote on three items:

•	the election of nine (9) directors;

•	the approval of an amendment to the Crawford & Company Executive Stock Bonus Plan to increase the number of shares of Class A Common Stock available under such plan by 4,000,000 (the “amendment”); and

•	the ratification of Ernst & Young LLP as our independent auditor for our 2014 fiscal year.

How may I vote on each of the matters to be considered at the Annual Meeting?

With respect to the election of directors, you may:

•	vote FOR all nominees;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

With respect to the other proposals to be voted at the Annual Meeting, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the votes cast is required to approve the amendment. Under New York Stock Exchange (“NYSE”) rules, abstentions will be treated as votes cast on this proposal, but broker non-votes will not. As a result, abstentions will be treated as a vote against the approval of the amendment, but broker non-votes will have no effect on the outcome of the vote on this matter.

The affirmative vote of a majority of the votes cast is also required for the ratification of the appointment of the Company’s independent auditor. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on this matter.

How do I vote?

In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that you vote by one of the following methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is properly revoked by you. Your Proxy must be received by May 7, 2014 to be voted at the Annual Meeting.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day until 11:59 pm Central Time, May 7, 2014, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Internet.    You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 pm Central Time, May 7, 2014, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

What if I change my mind after I vote by Proxy?

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet, or written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the approval of the amendment, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company for the 2014 fiscal year, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the 2014 fiscal year is considered a routine matter.

On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at a meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to the election of directors, and the approval of the amendment, are considered non-routine matters.

How can I obtain a copy of the 2013 Annual Report?

Our Annual Report to the Shareholders (which includes our Annual Report on Form 10-K) (the “Annual Report”) for the fiscal year ended December 31, 2013 is enclosed herewith. Our Annual Report on Form 10-K, filed with the Securities and Exchange Commission, or “SEC,” and our Annual Report are available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site www.crawfordandcompany.com.

Who is paying the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class B Common Stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Currently, the Board of Directors is fixed at nine members and, in accordance therewith, the Board has nominated the nine persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified. Other than Roger A. S. Day, each nominee is a current director who was elected by the shareholders at the Company’s previous annual meeting on May 8, 2013. Mr. Day was appointed by the Board on July 29, 2013. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term until the next annual meeting and until his or her successor is elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for election as a director:

Harsha V. Agadi, age 51, is the Executive Chairman of Quiznos, LLC, a quick service sandwich chain, a position he has held since February 2012. From August 2010 until February 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream LLC, a restaurant chain which provides sandwiches and ice cream desserts. From December 2004 until December 2009, Mr. Agadi was President and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. In addition, since 2000 Mr. Agadi has served as Chairman and Chief Executive Officer of GHS Holdings, LLC, an investing and restaurant consulting business. He serves on the boards of Quiznos, LLC, The Krystal Company and Orient Express Hotels, Ltd. Each of Quiznos and Friendly’s Ice Cream has filed voluntary petitions under the Federal bankruptcy laws during the period in which Mr. Agadi served as an executive officer of such entities. Mr. Agadi has served as a member of the Board of Directors since August 2010. The Board believes Mr. Agadi’s experience in establishing global brands and improving the operations of companies he has led qualifies him to serve as a director of the Company.

P. George Benson, age 67, is the President of the College of Charleston, a position he has held since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. Dr. Benson has served as a member of the Board of Directors since September 2005. Dr. Benson also serves as a member of the boards of directors of Primerica, Inc. and AGCO Corporation. Dr. Benson’s distinguished professional background in academics and leadership positions at the College of Charleston and University of Georgia, together with the experience he brings to the Board as a director of the Company for more than eight years, led to the Board’s decision to nominate Dr. Benson for reelection to our Board.

Jeffrey T. Bowman, age 60, is the President and Chief Executive Officer of the Company, a position he has held since January 2008. Prior to that, from January 2006 he was Executive Vice President and Chief Operating Officer – Global Property & Casualty of the Company and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 2001 to December 2005, he was President of Crawford & Company International, Inc. managing the Company’s international operations. He has served as a member of the Board of Directors since February 2008. Mr. Bowman has a designation of Fellow of the Chartered Certified Accountants from the United Kingdom based Association of Chartered Certified Accountants. The Board believes Mr. Bowman’s executive leadership, and the extensive industry expertise he has developed working in senior management, uniquely qualify Mr. Bowman to continue to serve as a director of the Company.

Jesse C. Crawford, age 65, is the President and Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 2010. Prior to that and since September 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for more than 27 years and his position as our majority shareholder, qualify him to continue to serve on the Board.

Roger A. S. Day, age 65, is a retired executive of ACE American Insurance Company, where he most recently served as an executive vice president from November 2002 until his retirement in January 2013. Mr. Day was appointed as a member of the Board on July 29, 2013. The Board believes Mr. Day is qualified to serve as a director due to his extensive experience in the insurance industry, which includes more than 40 years of global claims experience.

James D. Edwards, age 70, is a retired partner of Arthur Andersen LLP. Mr. Edwards has served as a member of the Board of Directors since February 2005. Mr. Edwards also serves as a member of the boards of directors of Cousins Properties, Inc. and Huron Consulting Group, Inc. Mr. Edwards’ significant financial expertise developed through 30 years’ experience in public accounting, as well as his public company board experience in varied industries, were important considerations in the Board’s belief that Mr. Edwards is highly qualified to serve on our Board.

Russel L. Honoré, age 66, Lieutenant General (U.S. Army, Ret.), has served as a member of the Board of Directors since May 2009. From 2004 through 2008, Gen. Honoré served as a lieutenant general in the U.S. Army, holding the post of Commanding General, First U.S. Army. Since his retirement in February 2008, Gen. Honoré has been self employed as a public speaker, author and consultant. Gen. Honoré has significant experience relating to disaster preparedness, particularly including his role as commander of the joint task force responsible for coordinating military relief efforts after Hurricane Katrina. The Board believes Gen. Honoré is highly qualified to serve as a director as a result of his significant leadership experience, public service background and his high level management insight and experience related to catastrophes and similar large-scale operations.

Joia M. Johnson, age 54, is the Chief Legal Officer, General Counsel and Corporate Secretary for Hanesbrands Inc., a marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, North Carolina. Ms. Johnson joined Hanesbrands Inc. in January 2007. From January 2001 until January 2007 she was Executive Vice President, General Counsel and Secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta, Georgia. Ms. Johnson serves on the H. J. Russell & Company board of directors and on several professional and civic boards. Ms. Johnson was appointed as a member of the Board in February 2011. The Board has determined that her experience establishing and leading corporate legal functions, and particularly her leadership in the area of corporate social responsibility, qualify her to serve as a director of the Company.

Charles H. Ogburn, age 58, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement in July 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, a mutual fund. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which experience the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

Shareholder Vote

Holders of each share of Class B Common Stock may:

•	vote FOR the election of the nine (9) nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each of the executive officers of the Company:

Name	Office	Age
J. T. Bowman	President and Chief Executive Officer	60
W. B. Swain	Executive Vice President, Chief Financial Officer	50
A. W. Nelson	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer	49
K. B. Frawley	Executive Vice President, Chief Executive Officer, Americas	62
D. A. Isaac	Executive Vice President, Chief Executive Officer, The Garden City Group, Inc.	49
D. M. Lisenbey	Executive Vice President, Chief Executive Officer & President, Broadspire Services, Inc.	50
I. V. Muress	Executive Vice President, Chief Executive Officer — Europe, Middle East, Africa & Asia-Pacific	56
M. F. Reeves	Executive Vice President, Global Markets	60
V. E. Cole	Executive Vice President, Global Strategy and Business Performance	44
E. V. Lauria	Executive Vice President, Global Client and Business Development	58
B. S. Flynn	Executive Vice President, Global Chief Information Officer	54
P. R. Austin	Executive Vice President, Global Human Resource Management	54
W. F. Bell	Senior Vice President and Chief Accounting Officer	53

Mr. Bowman was appointed to his present position with the Company on January 2008. From January 2006 to December 2007 he was Executive Vice President and Chief Operating Officer — Global Property & Casualty of the Company, and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 2001 to December 2005 he was President of Crawford & Company International, Inc. managing the Company’s international operations.

Mr. Swain was appointed to his present position with the Company on October 2006 and from May 2006 acted as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 2000 he was Senior Vice President and Controller of the Company.

Mr. Nelson was appointed to his present position with the Company on January 2008. From October 2006 through January 2008 he was Executive Vice President — General Counsel and Corporate Secretary of the Company. From October 2005 through October 2006 he was Senior Vice President — General Counsel and Corporate Secretary of the Company.

Mr. Frawley was appointed to his present position as Executive Vice President, CEO — Americas in charge of the Company’s Americas segment effective January 2008. Prior to that and from February 2005 when he joined the Company, he was responsible for the Company’s then-existing legal settlement administration division.

Mr. Isaac was appointed to his current position with The Garden City Group, Inc. (“GCG”), a wholly-owned subsidiary of the Company, in May 2008. Prior to that and from October 2006 he was Chief Executive Officer of GCG. Prior to that and from February 2000 he was President of GCG.

Ms. Lisenbey was appointed to her present position as Executive Vice President, President & CEO, Broadspire Services, Inc., a wholly-owned subsidiary of the Company, effective March 2012. Prior to that and from November 2007, she was Senior Vice President, Chief Operations Officer for Medical Management Services of Broadspire Services, Inc.

Mr. Muress was appointed to his present position as Executive Vice President, CEO — Europe, Middle East, Africa & Asia-Pacific, in charge of the Company’s EMEA/AP segment effective January 2008. Prior to that and from January 2006 he was CEO-EMEA and from August 2002, when he joined the Company’s U.K. subsidiary, until January 2006 he was CEO — UK & Ireland, in charge of the Company’s operations in the United Kingdom and Ireland.

Mr. Reeves was appointed to his present position in charge of Global Markets effective January 2008. Prior to that and from November 2004 he was Senior Vice President — Corporate Multinational Risks, responsible for the strategy, sales and account management of the Company’s relationships with entities within the Fortune 1000.

Mr. Cole was appointed to his present position as Executive Vice President, Global Strategy and Business Performance, effective July 2012. Prior to that and from June 2011 he was Chief Executive Officer of Activa Medical, a medical device company. From March 2010 to June 2011 he was Chief Executive Officer of Aggio Medical, a healthcare company. From January 2006 to March 2010 he was Senior Vice President, Strategy and Chief Marketing Officer of Genworth Financial, Inc., an international financial services company.

Mr. Lauria was appointed to his present position as Executive Vice President, Global Client and Business Development, effective July 2012. Prior to that and from August 2008 he was a Managing Director of Wells Fargo Insurance Services, an insurance brokerage division of Wells Fargo & Company. From November 2007 to August 2008 he was a Regional Managing Director of Wachovia Insurance Services, an insurance brokerage division of Wachovia Corporation.

Mr. Flynn was appointed to his present position in charge of the Company’s global information technology operations effective December 2007. Prior to joining the Company and since May 2001 he was Senior Vice President-Technology of BCD Travel USA, LLC, a travel management company.

Ms. Austin was appointed to her present position with the Company in February 2014. From April 2006 through February 2014 she was Senior Vice President, Human Resources of the Company.

Mr. Bell was appointed to his present position with the Company in February 2014. Prior to that and from December 2006 he was Vice President and Controller of the Company.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.

As required by our Corporate Governance Guidelines, the Board of Directors reviewed and analyzed the relationships of each director and director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors or director nominees, or their respective affiliates or immediate family members, were inconsistent with a determination that the director or director nominee is independent for purposes of serving on the Board and any of its Committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Bowman, who is an employee of the Company. In addition, the Board had also determined that E. Jenner Wood, III, who served as a member of the Board through his retirement therefrom in July 2013, was an independent director. In making the independence determinations, the Board considered that Mr. Wood’s employer, SunTrust Banks, Inc., is a greater than 5% stockholder of the Company, a customer of the

Company and, in the ordinary course of its business, provides certain banking services to the Company. The Board determined that SunTrust’s stock ownership and the payments to or from the Company with respect to SunTrust Banks, Inc., as a percentage of either entity’s consolidated gross revenues, were immaterial and did not affect Mr. Wood’s independence. For additional information regarding this relationship, see “Information with Respect to Certain Business Relationships and Related Transactions.”

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.

The Executive Committee.    The Executive Committee consists of Mr. Crawford as Chairman, and Messrs. Bowman and Ogburn as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held 6 meetings during 2013.

The Audit Committee.    The Audit Committee consists of Mr. Edwards as Chairman, Ms. Johnson and Messrs. Ogburn and Day (since July 2013) as members. Mr. Wood served as a member of this Committee prior to his retirement from the Board in July 2013. The Board has determined that all of the members of the Audit Committee are independent under the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors. The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor, and approves the independent auditor’s audit and non-audit services and fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s Related Party Transactions Policy. The Company’s Related Party Transactions Policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s Related Party Transactions Policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.

The Audit Committee held 10 meetings during 2013.

The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Dr. Benson as Chairman, and Mr. Crawford and Gen. Honoré as members. The Nominating and Corporate Governance Committee operates under a written charter, approved by the Board of Directors. The Nominating and Corporate Governance Committee actively reviews and selects director nominees for the Board and advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices. The Nominating and Corporate Governance Committee also identifies and evaluates nominees for director according to the guidelines stated in its charter, and will consider director candidates recommended by shareholders on the same terms. Except as described below, given evolving needs and challenges of the Company, the Committee does not believe it is appropriate to specify criteria for directors, but rather believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities, and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location, and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person shall be eligible for nomination or renomination to the Board after such person has reached the age of 72. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.

The Nominating and Corporate Governance Committee held 5 meetings during 2013.

The Compensation Committee.    The Compensation Committee consists of Mr. Agadi as Chairman and Messrs. Crawford (since October 2013), Edwards and Ogburn as members. Mr. Wood served as Chairman of this committee prior to his retirement in July 2013. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company. This Committee held 8 meetings in 2013. For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Non-Employee Directors

Non-employee and independent directors are required to meet regularly without management participation. During 2013, there were 6 meetings of non-employee and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2013, the Board of Directors held 6 meetings. Each of the Company’s directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period that he or she served). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. All director nominees who were serving on the Board at the time attended the 2013 annual meeting.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics are available on its website at www.crawfordandcompany.com under “Corporate Governance,” located under the tab “About Us,” and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302.

Leadership Structure

The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and responsibilities of the various Board members and management, and the current general economic, business and competitive environment, separation of the chairman and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure. Furthermore, the Board believes that maintenance of separation of the chairman function from that of the chief executive officer currently allows the chief executive officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also periodically reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment, and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures, and our policies with respect to risk assessment and risk management.

Our Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents.

Director Compensation

Each non-employee member of the Board was entitled to receive an aggregate of $60,000 in cash and stock for annual service to the Company in 2013. The cash portion of the compensation was paid quarterly in $7,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A Common Stock. This restricted share grant vested in full on December 31, 2013. In addition to the foregoing, each non-employee director was entitled to receive $1,000 for each Board or committee meeting attended. Further, the Chairmen of the Board and the Audit Committee were also each entitled to a retainer of $3,000 per quarter, and the Chairmen of each of the Executive, Compensation, and Nominating and Corporate Governance Committees were also entitled to a retainer of $2,500 per quarter. The Chairman of the Board was also entitled to receive $90,000 in restricted shares of Class A Common Stock, paid in quarterly increments. These quarterly restricted share grants vested in full on December 31, 2013. Directors who also serve as employees of the Company do not receive separate compensation for their service to the Board.

The following table provides compensation information for the year ended December 31, 2013 for each individual who served as a non-employee member of our Board of Directors during 2013. See “Summary Compensation Table” for information relating to Mr. Bowman’s compensation.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Harsha V. Agadi	$45,000	$29,997	—	—	$—	$74,997
P. George Benson	52,000	29,997	—	—	—	81,997
Jesse C. Crawford	57,000	29,997	—	—	—	86,977
Roger A. S. Day	10,500	14,999	—	—	—	25,499
James D. Edwards	63,000	29,997	—	$230	—	93,227
Russel L. Honoré	42,000	29,997	—	—	—	71,997
Joia M. Johnson	46,000	29,997	—	—	—	75,997
Charles H. Ogburn	56,000	118,676	—	—	—	174,676
E. Jenner Wood, III (3)	33,000	—	—	—	—	33,000

(1)

Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“ASC 718”). See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan. At December 31, 2013, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Dr. Benson 36,000; Mr. Crawford 24,000; and Mr. Edwards 39,000.

(2)	Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

(3)	Mr. Wood retired from the Board in July 2013.

Stock Ownership Guidelines for Non-Employee Directors

The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to their annual cash retainer (currently $30,000). All of the non-employee members of the Board are in compliance with the applicable ownership targets.

Communications with our Board and Shareholder Nominees

Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P.O. Box 4632, Atlanta, Georgia 30302. Your letter will be shared with all members of our Board and may, at the discretion of our Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.

Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Nominating and Corporate Governance Committee at P. O. Box 4632, Atlanta, Georgia 30302, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating and Corporate Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices are focused primarily on our executive officers, with additional detail provided for our CEO, CFO and the other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below, whom we collectively refer to as our “named executive officers.”

Overview

The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles, and makes adjustments as appropriate to accomplish these objectives.

For 2013, the Compensation Committee worked with its compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). However, in determining this level, the Compensation Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical (and expected) performance of the individual executive officer, the Company’s historical financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk-taking, all as described below.

Elements of Compensation

In 2013, there were generally three key elements in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) equity incentive awards, including a long-term performance-based equity incentive opportunity. As described below, in some instances and for some executives, other types of compensation can form the basis for a substantial portion of overall potential compensation; in such instances, the Compensation Committee adjusts these key elements for such persons in light of their overall potential compensation.

The Compensation Committee views base salary as a set reward for individual job performance and merit, which is benchmarked to the individual’s responsibility, talent and expertise, and is set at a level to provide an appropriate amount of financial certainty. Annual cash incentives are designed to incentivize toward, and reward achievement of, specified goals, and to provide market competitive total cash compensation when target level goals are met, on a company-wide or business unit level, as applicable. Annual cash incentives are also designed to pay meaningful cash awards when actual results meet or exceed target results. Long-term incentives are designed to balance the short-term nature of other components of compensation, to reward delivery of shareholder value and to encourage employee retention.

All other compensation generally consists of: amounts payable under other of the Company’s health and welfare benefit plans generally available to employees; benefits based on market competitive factors applicable to executives; and, for Mr. Isaac, commission payments based on attributable revenues in accordance with his employment agreement.

The Compensation Committee generally does not, and in 2013 did not, follow a precise formula for allocating between these key elements of compensation to our executive officers. Each element of compensation operates independently of the other and is designed to motivate towards, and reward, a different component of behaviors and results, thus the Compensation Committee does not believe it is appropriate that payment (or lack thereof) of one element in any period generally should impact payment of any other elements. However, the Compensation Committee reviews information that compares each element of compensation, both separately and in the aggregate, to amounts paid for positions with similar duties and responsibilities at comparable or peer group companies, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.

Percentage allocations between base salary, annual incentive awards (granted under our Short-Term Incentive Plan, or “STIP”) and long-term incentive awards (granted pursuant to our Long-Term Incentive Plan or “LTIP”) at the actual payout level (as described in more detail below) for our named executive officers for 2013 are set out in the table below. The LTIP percentage includes the value of both performance share units and stock option awards. As described in more detail below, a substantial portion of Mr. Isaac’s compensation is derived from commission payments, and his overall compensation opportunity is adjusted to reflect this fact. The final column, “All Other Compensation,” includes the value of Mr. Isaac’s commission payments.

	Base Salary	STIP	LTIP	All Other Compensation
Mr. Bowman	41.3%	18.0%	34.4%	6.3%
Mr. Swain	42.8	13.6	41.1	2.5
Mr. Muress	55.5	12.2	25.1	7.2
Mr. Isaac	7.7	8.1	1.5	82.7
Mr. Nelson	45.7	14.6	37.8	1.9

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among other responsibilities, is to:

•

annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable officers at comparable companies and the cash and other compensation paid to the Company’s executive officers in past years;

•

annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;

•

annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;

•	review and approve the adoption, terms and operation of the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and

•

in light of the foregoing, consider and grant bonuses, stock options, performance share units, restricted stock and other discretionary awards, as appropriate, under the Company’s incentive compensation and equity-based plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.

Role of Certain Senior Executive Officers in Executive Compensation Matters

Our executive officers also play an important role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s most senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation.

Role of Shareholder Say-on-Pay Votes and Related Considerations

The Company believes it is important to obtain the input of shareholders with respect to the overall compensation of our named executive officers. To that end, we provide shareholders an opportunity to have an advisory vote on executive compensation (the “say-on-pay vote”) every two years. At our 2013 Annual Meeting, approximately 99.4% of the votes cast in the say-on-pay vote were voted in favor of the compensation of our named executive officers. The Compensation Committee believes this favorable vote affirms our shareholders’ support of its approach to executive compensation and, as a result, the Compensation Committee has not made material changes to the implementation of our executive compensation philosophy.

In addition to consideration given to the results of the say-on-pay vote, at various times through the year the Compensation Committee considers direct and indirect input from shareholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices.

Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2013, the Compensation Committee engaged Pay Governance, LLC to advise it on executive and general compensation matters for the Company, including the design of short- and long-term incentive compensation alternatives. Pay Governance, LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, as a result, the Compensation Committee concluded that the work of Pay Governance, LLC did not raise any conflicts of interest that are required to be disclosed.

Benchmarking

For purposes of determining 2013 compensation levels and opportunities, compensation of the Company’s executive officers was benchmarked against compensation paid for similar positions at a selected comparator group of the Company. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, a comparator group developed from the insurance and professional services industries and with the input of the Compensation Committee’s consultant, was used, consistent with prior years. The Compensation Committee took into consideration as part of its review and development of our 2013 executive officer compensation the compensation paid to executive officers of the comparator group.

The comparator group was as follows:

Robert Half International, Inc.

SFN Group, Inc.

Arthur J Gallagher & Company

Stewart Information Services

FTI Consulting, Inc.

Verisk Analytics, Inc.

FBL Financial Group, Inc.

National Financial Partners, Inc.

Brown & Brown, Inc.

Meadowbrook Insurance Group, Inc.

Huron Consulting Group, Inc.

Compensation and Risk Management

The Compensation Committee does not believe that our executive compensation philosophy, executed through the principles of pay for performance and aligning management and shareholder interests, encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, or otherwise adjusting compensation opportunities based on contractually mandated payout opportunities, the Compensation Committee believes it appropriately weights the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is payable in shares of the Company’s Class A Common Stock, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe multiple-year performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company.

The Compensation Committee has also set executive stock ownership guidelines with specified equity ownership targets for certain Board-elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. Executive vice presidents (which includes the remainder of our named executive officers) are required to own shares of stock of the Company equal in value to two times their annual base salary. All of our named executive officers are in compliance with the applicable ownership requirements. We currently expect that all individuals subject to these guidelines will comply therewith in a timely manner. Should an executive fail to meet or show sustained progress toward meeting the applicable ownership requirement, such failure may result in any one or more of the following: a reduction or elimination in any future long-term or other equity incentive awards that such person may otherwise have been entitled to receive; an obligation to use the net after-tax proceeds of any cash incentive award paid by the Company to purchase shares of the Company’s stock; or a requirement that any cash incentive award to which such individual would otherwise be entitled be paid solely in shares of the Company’s stock.

The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.

Base Salary Compensation

For certain executive officers, including the named executive officers, the Company deemed it appropriate to enter into written employment arrangements with such persons. These employment arrangements typically provide for, among other things, a minimum base salary, which was determined based on, among other things, negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable.

The Compensation Committee re-evaluates the base salary of the CEO on an annual basis. The Compensation Committee also performs an assessment of the personal performance of the CEO during the preceding year and external circumstances which may have impacted that performance which were not within the control of the Company or the CEO. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee also looks at market conditions, both within the Company’s industry peer group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of CEOs at other companies. As a part of its analysis of our executive compensation, the Compensation Committee concluded that the CEO would not receive a salary increase in 2013. Based on similar analysis, the CEO, in consultation with the Compensation Committee, concluded that Messrs. Swain, Muress and Nelson would not receive salary increases in 2013. Given the recent performance of the Company’s Legal Settlement Administration segment, it was concluded that Mr. Isaac should receive a base salary increase in 2013.

Annual Cash Incentive Compensation

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2013, the Compensation Committee approved target awards under the STIP, a component of the Crawford & Company 2007 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”), for our executive officers, including all of our named executives, other than Mr. Isaac. In light of the incentive compensation provisions in Mr. Isaac’s employment agreement, the Compensation Committee determined it was not appropriate for Mr. Isaac to also participate in the STIP.

Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of any movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not agree to our published results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.

For 2013, the Compensation Committee selected for the basis of award opportunities performance under the following metrics, which are used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considered as important to the Company and representative of the Company’s success in operational and performance improvements:

Metric	Weight
Revenue	30%
Operating Earnings	25
Operating Margin	25
DSO (1)	20

(1)	Workdays outstanding in total billed and unbilled accounts receivable.

For each of Messrs. Bowman, Swain and Nelson, award opportunities were allocated for each of these metrics as follows:

Operation Performance	Percentage of Award Opportunity
Corporate-Wide	20%
Americas Segment	20
EMEA/AP Segment	20
Broadspire Segment	20
Legal Settlement Administration Segment	10

In addition, 10% of the total STIP award opportunity was allocated to the achievement of certain personal performance metrics, as described below.

Based upon his level of seniority in the Company and his specific oversight responsibilities, for 2013 the Compensation Committee determined that it was appropriate that the STIP opportunity for Mr. Muress be allocated as follows:

Operation Performance	Percentage of Award Opportunity
Corporate-Wide	15%
EMEA/AP Segment	35
UK Division	15
CEMEA Division	15
AP Division	10

Mr. Muress also had 10% of the total STIP award opportunity allocated to the achievement of certain personal performance metrics, as described below.

The personal performance component of the STIP award opportunity was based on certain individual performance considerations generally aligned with each individual’s overall responsibilities and taken into account in the course of making overall compensation decisions.

The Compensation Committee set threshold, target and maximum award opportunities (as a percentage of base salary) based on achievement of each metric after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. Target goals were derived from the Company’s 2013 internal operating plan. The STIP award opportunities (set out as a percentage of each named executive officer’s 2013 base salary) were as set out below:

	Threshold Award (as a percentage of salary)	Target Award (as a percentage of salary)	Maximum Award (as a percentage of salary)
Mr. Bowman	0%	65.0%	123.5%
Mr. Swain	0	47.5	90.3
Mr. Muress	0	47.5	90.3
Mr. Nelson	0	47.5	90.3

Threshold and maximum goals (other than for personal performance) were set at the percentages of the target level as set forth in the chart below. The percentages are applicable to all segments and divisions.

	Threshold Goal (as a percentage of Target)	Maximum Goal (as a percentage of Target)
Revenue	95%	120%
Operating Earnings	95	140
Operating Margin	95	110
DSO	95	110

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the corporate-wide metrics in 2013.

Corporate	Threshold	Target	Maximum	Actual
Revenue	$1,063,599,000	$1,119,578,000	$1,343,494,000	$1,169,819,000
Operating Earnings	$93,602,000	$98,528,000	$137,939,000	$95,240,000
Operating Margin	8.4%	8.8%	9.7%	8.1%

DSO	59.9 days or less	57.0 days or less	51.3 days or less	63.5 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Americas segment metrics in 2013.

Americas	Threshold	Target	Maximum	Actual
Revenue	$339,712,000	$357,592,000	$429,110,000	$345,469,000
Operating Earnings	$25,856,000	$27,217,000	$38,104,000	$18,613,000
Operating Margin	7.2%	7.6%	8.4%	5.4%

DSO	54.9 days or less	52.3 days or less	47.1 days or less	56.4 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the EMEA/AP segment metrics in 2013.

EMEA/AP	Threshold	Target	Maximum	Actual
Revenue	$347,076,000	$365,343,000	$438,412,000	$353,309,000
Operating Earnings	$42,435,000	$44,668,000	$62,535,000	$32,459,000
Operating Margin	11.6%	12.2%	13.4%	9.2%

DSO	81.9 days or less	78.0 days or less	70.2 days or less	77.4 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Broadspire segment metrics in 2013.

Broadspire	Threshold	Target	Maximum	Actual
Revenue	$234,311,000	$246,643,000	$295,972,000	$252,243,000
Operating Earnings	$7,568,000	$7,996,000	$11,152,000	$8,245,000
Operating Margin	3.1%	3.2%	3.6%	3.3%

DSO	21.0 days or less	20.0 days or less	18.0 days or less	15.2 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Legal Settlement Administration segment metrics in 2013.

Legal Settlement Administration	Threshold	Target	Maximum	Actual
Revenue	$142,500,000	$150,000,000	$180,000,000	$218,799,000
Operating Earnings	$27,550,000	$29,000,000	$40,600,000	$46,752,000
Operating Margin	18.4%	19.3%	21.3%	21.4%

DSO	94.5 days or less	90.0 days or less	81.0 days or less	94.1 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the UK division of the EMEA/AP segment metrics in 2013.

UK	Threshold	Target	Maximum	Actual
Revenue	$130,883,000	$137,772,000	$165,326,000	$121,567,000
Operating Earnings	$14,964,000	$15,752,000	$22,053,000	$6,194,000
Operating Margin	10.9%	11.4%	12.6%	5.1%

DSO	73.5 days or less	70.0 days or less	63.0 days or less	67.1 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the CEMEA division of the EMEA/AP segment metrics in 2013.

CEMEA	Threshold	Target	Maximum	Actual
Revenue	$101,799,000	$107,157,000	$128,588,000	$109,683,000
Operating Earnings	$7,871,000	$8,285,000	$11,599,000	$7,882,000
Operating Margin	7.3%	7.7%	8.5%	7.2%

DSO	84.0 days or less	80.0 days or less	72.0 days or less	75.1 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the AP division of the EMEA/AP segment metrics in 2013.

AP	Threshold	Target	Maximum	Actual
Revenue	$114,318,000	$120,335,000	$144,402,000	$120,371,000
Operating Earnings	$19,738,000	$20,777,000	$29,088,000	$18,929,000
Operating Margin	16.4%	17.3%	19.0%	15.7%

DSO	94.5 days or less	90.0 days or less	81.0 days or less	92.3 days

STIP awards were deemed earned for a relevant metric only if actual performance met or exceeded the specified threshold level. If actual performance did not equal or exceed the threshold level of any metric, no payout was made under that metric. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

The personal performance component of the STIP was measured on a scale of 1-5. The STIP award related to personal performance was deemed payable at the target level if the executive received an average rating of 3 or higher on all metrics, and any overall STIP award payable based on personal performance was prorated based on the executive’s overall average personal performance rating divided by 5. For the personal performance metric, the target was 60% of the maximum amount payable. Mr. Bowman’s personal performance rating was determined by the Board, in its discretion. For all other named executive officers, personal performance rating was determined by Mr. Bowman, in his discretion.

Based on 2013 results, the actual STIP payouts certified as payable by the Compensation Committee for Messrs. Bowman, Swain, Muress and Nelson are set forth below:

	Actual Award (in dollars)	Actual Award (as a percentage of salary)	Actual Award (as a percentage of target)
Mr. Bowman	$318,694	43.7%	67.2%
Mr. Swain	127,460	31.9	67.1
Mr. Muress	140,921	21.9	43.5
Mr. Nelson	135,184	31.8	67.0

For 2013, Mr. Isaac’s annual incentive compensation opportunity was determined pursuant to the terms of his employment agreement. Under the terms of the agreement, Mr. Isaac’s annual incentive compensation is determined by comparing the pre-tax income of GCG in the relevant performance year to the average annual pre-tax income of GCG in the preceding five years. No amount is payable if there has been less than 10% growth in pre-tax income. If pre-tax income grows by at least 10%, Mr. Isaac is entitled to a payment of $250,000; if pre-tax income grows by at least 15%, Mr. Isaac is entitled to a payment of $500,000; and if pre-tax income grows by at least 20%, Mr. Isaac is entitled to a payment of $750,000. In 2013, applying the formula in the employment agreement, Mr. Isaac earned $750,000.

Long-Term Incentive Compensation

The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards the long-term future success of the Company. For 2013, LTIP compensation for executive officers of the Company was awarded under the terms of the Company’s Executive Stock Bonus Plan and was payable in shares of the Company’s Class A Common Stock. With respect to certain senior executives (i.e., those potentially subject to Internal Revenue Code Section 162(m)), LTIP awards that are intended to be fully tax-deductible are also subject to the additional terms and conditions of the Management Team Incentive Compensation Plan. Final payments pursuant to LTIP awards are at the discretion of the Compensation Committee.

Under the terms of the LTIP, each executive officer was granted an award of performance share units that were eligible to be earned based on the cumulative earnings per share of the Company for the 2013-2015 calendar years. The Compensation Committee believes performance share units are an appropriate form of award and earnings per share is an appropriate metric because they are designed to motivate toward achievement of long-term business and performance goals and to align pay with long-term shareholder value. The performance goals for the LTIP targets were derived from the Company’s internal three year strategic plan.

If the Company’s 2013-2015 cumulative earnings per share is at least $2.75, 50% of the award of performance share units will be earned. If the Company’s 2013-2015 cumulative earnings per share is at least $3.15, the “target” level, 100% of the award of performance share units will be earned. If the Company’s 2013-2015 cumulative earnings per share is $3.50 or greater, 150% of the award of performance share units will be earned. The percentage of performance share units earned will be adjusted ratably for cumulative earnings per share between $2.75 and $3.50. None of these performance share units will be earned for cumulative earnings per share of less than $2.75. For purposes of calculation of cumulative earnings for the 2013-2015 period, the net income attributable to the Company’s shareholders is divided by the sum of Class A and Class B weighted average shares outstanding, used to compute diluted earnings per share. All earned shares vest on December 31, 2015.

During 2013, the Compensation Committee also granted stock option awards to executive officers of the Company under the terms of the Company’s Executive Stock Bonus Plan. The stock option awards were granted as of March 27, 2013, and have an exercise price of $5.08 per share of the Company’s Class A Common Stock, which was the fair market value of the shares as of the grant date. The awards become exercisable at a rate of 33% per year, beginning on the first anniversary of the grant date. In granting stock option awards, the Compensation Committee took into account (i) the shift from LTIP awards with annual performance measures to awards with three year performance measures, and (ii) the benefits of a blend of both performance share unit awards and stock option awards as part of the long term incentive compensation plan.

Other Elements of Compensation

Based on market competitive and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain participates in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. Based on market competitive factors, the Company also provides life insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. The named executive officers are each a party to employment arrangements that provide severance and change-in-control protection.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) provides that annual compensation in excess of $1 million paid to certain executive officers is not tax deductible for the Company unless it is performance-based. It is the policy of the Compensation Committee to have incentive compensation for the Company’s named executive officers qualify for full tax deductibility for the Company to the extent feasible and consistent with our overall compensation philosophy. The Company’s Management Team Incentive Compensation Plan is designed to allow the Compensation Committee to structure short-term incentive compensation (annual incentive awards) and long-term incentive compensation (equity-based awards) under that plan so that the resulting compensation will be qualified “performance-based compensation” eligible for deductibility without limitation under Code Section 162(m). However, the Compensation Committee retains the discretion to pay appropriate compensation, even if it may result in the non-deductibility of certain amounts under federal tax law.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J.T. Bowman	2013	$730,000	—	$472,000	$135,408	$318,694	$1,209	$110,792	$1,768,103
President and Chief	2012	730,000	—	369,000	—	345,891	6,635	108,136	1,559,662
Executive Officer	2011	730,000	—	448,165	—	625,013	3,814	110,115	1,917,107
W.B. Swain	2013	400,000	—	283,200	101,556	127,460	1,413	23,602	937,231
Executive Vice	2012	400,000	—	221,400	—	138,958	47,486	32,334	840,178
President – Chief	2011	400,000	—	229,500	—	251,767	36,395	27,740	945,402
Financial Officer
I.V. Muress (4)	2013	642,339	—	188,800	101,556	140,921	—	82,939	1,156,555
Executive Vice	2012	652,926	—	104,412	—	352,417	—	83,360	1,193,115
President; Chief Executive Officer – EMEA/A-P	2011	661,522	—	191,283	—	382,712	—	84,457	1,319,974
D.A. Isaac	2013	712,500	—	70,800	67,704	750,000	—	7,626,047	9,227,051
Executive Vice	2012	700,000	—	55,350	—	750,000	—	7,296,846	8,802,196
President; Chief Executive Officer – The Garden City Group, Inc.	2011	700,000	—	115,875	—	750,000	—	6,021,818	7,587,693
A.W. Nelson	2013	425,000	—	283,200	67,704	135,184	160	18,043	929,291
Executive Vice	2012	425,000	—	221,400	—	146,878	832	21,414	815,524
President – General Counsel; Corporate Secretary and Chief Administrative Officer	2011	425,000	—	229,500	—	266,573	462	21,248	942,783

(1)

The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards.

(2)

For 2013, represents preferential earnings from the Deferred Compensation Plan. The actuarial present value of Mr. Swain’s accumulated pension benefits decreased by $20,925 in 2013. As a result, no amounts related to his pension benefits in 2013 are included in the table.

(3)

Represents the following amounts for 2013: (i) Mr. Bowman: a $11,666 Company contribution to the Crawford & Company Savings and Investment Plan (the “401(k) Plan”); a $75,000 Company contribution to the Deferred Compensation Plan; a $14,400 automobile allowance; $2,152 in country club dues; and a $7,574 premium payment on term life insurance; (ii) Mr. Swain: a $11,666 Company contribution to the 401(k) Plan; a $9,890 Company contribution to the Deferred Compensation Plan; $1,770 in country club dues; and a $276 premium payment on term life insurance; (iii) Mr. Muress: a $64,230 Company contribution to the Company’s U.K. pension fund and a $18,709 automobile allowance; (iv) Mr. Isaac: $7,596,547 in commissions paid pursuant to his employment agreement, and as described in more detail below under “Employment and Change-in-Control Arrangements;” a $17,500 Company contribution to The Garden City Group, Inc. 401(k) Savings Plan; and a $12,000 automobile allowance; and (v) Mr. Nelson: a $6,885 Company contribution to the 401(k) Plan; a $8,556 Company contribution to the Deferred Compensation Plan; $2,422 in country club dues; and a $180 premium payment on term life insurance.

(4)

Compensation for Mr. Muress is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts paid are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

Grant of Plan-Based Awards

The Company maintains the Executive Stock Bonus Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2013 to each of our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Grant Date Fair Value of Stock and Option Awards
Name and Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. T. Bowman	2/21/13	$—	$—	$—	50,000	100,000	150,000	—	—	$607,408
J. T. Bowman (1)	2/4/13	—	474,450	901,550	—	—	—	—	—	—
	3/27/13	—	—	—	—	—	—	—	72,800	—
W. B. Swain	2/21/13	—	—	—	30,000	60,000	90,000	—	—	384,756
W. B. Swain (1)	2/4/13	—	190,000	361,000	—	—	—	—	—	—
	3/27/13	—	—	—	—	—	—	—	54,600	—
I. V. Muress	2/21/13	—	—	—	20,000	40,000	60,000	—	—	290,356
I. V. Muress (1)	2/4/13	—	305,114	579,716	—	—	—	—	—	—
	3/27/13	—	—	—	—	—	—	—	54,600	—
D. A. Isaac	2/21/13	—	—	—	7,500	15,000	22,500	—	—	138,504
D. A. Isaac (3)	—	250,000	500,000	750,000	—	—	—	—	—	—
	3/27/13	—	—	—	—	—	—	—	36,400	—
A. W. Nelson	2/21/13	—	—	—	30,000	60,000	90,000	—	—	350,904
A. W. Nelson (1)	2/4/13	—	201,875	383,563	—	—	—	—	—	—
	3/27/13	—	—	—	—	—	—	—	36,400	—

(1)

Represents the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” The grant date fair value of awards granted under the plan to the named executive officers are reported in the Summary Compensation Table under the “Stock Awards” column.

(3)

Represents the potential payout of previously approved incentive awards in accordance with the terms of Mr. Isaac’s employment agreement entered into in 2011. Actual amounts paid to Mr. Isaac are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at December 31, 2013

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2013 for each of our named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards:: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. T. Bowman	30,000	—	—	$6.66	2/3/2014	—	—	—		$—
	125,200	—	—	6.36	9/15/2014	—	—	—		—
	240,000	—	—	4.40	5/6/2018	—	—	—		—
	—	72,800		5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	100,000	(1)	769,000
	—	—	—	—	—	—	—	100,000	(2)	769,000
W. B. Swain	10,000	—	—	6.66	2/3/2014	—	—	—		—
	—	54,600	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	60,000	(1)	461,400
	—	—	—	—	—	—	—	60,000	(2)	461,400
I. V. Muress	10,000	—	—	6.66	2/3/2014	—	—	—		—
	—	54,600	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	40,000	(1)	307,600
	—	—	—	—	—	—	—	40,000	(2)	307,600
D. A. Isaac	—	36,400	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	15,000	(1)	115,350
	—	—	—	—	—	—	—	15,000	(2)	115,350
A. W. Nelson	—	36,400	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	60,000	(1)	461,400
	—	—	—	—	—	—	—	60,000	(2)	461,400

(1)	Shares vest December 31, 2014, subject to satisfaction of specified cumulative performance targets for the 2012-2014 period.

(2)	Shares vest December 31, 2015, subject to satisfaction of specified cumulative performance targets for the 2013-2015 period.

(3)	Based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 31, 2013 of $7.69.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. T. Bowman	10,000	$21,300	37,500	$288,375
W. B. Swain	—	—	22,500	173,025
I. V. Muress	—	—	15,000	115,350
D. A. Isaac	20,000	17,600	7,500	57,675
A. W. Nelson	—	—	22,500	173,025

Pension Benefits at December 31, 2013

The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, only Mr. Swain participates in the Retirement Plan, and he has 10 years of credited service under this plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. The following table provides information concerning the pension benefits at December 31, 2013 with respect to the named executive officers.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
J. T. Bowman		—	$—	$—
W. B. Swain	Crawford & Company Retirement Plan	10	175,573	—
I. V. Muress		—	—	—
D. A. Isaac		—	—	—
A. W. Nelson		—	—	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP service contribution to the Deferred Compensation Plan for participants in the SERP. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
J. T. Bowman	$—	$75,000	$16,743	$—	$460,341
W. B. Swain	67,792	9,890	19,566	20,559	475,162
I. V. Muress	—	—	—	—	—
D. A. Isaac	—	—	—	—	—
A. W. Nelson	—	8,556	2,211	—	59,610

(1)	These amounts were also included in “Salary” for 2013 in the Summary Compensation Table.

(2)	These amounts were also reported in “All Other Compensation” for 2013 in the Summary Compensation Table.

(3)

Of these balances, the following amounts were previously reported as compensation in summary compensation tables in previous years’ proxy statements: Mr. Bowman — $368,598, Mr. Swain — $398,473 and Mr. Nelson — $48,843. This information is provided to clarify the extent to which these balances represent previously reported compensation (rather than additional, currently earned compensation).

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into agreements with the named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.

Employment and Severance Agreements

Mr. Bowman

On March 15, 2013, the Company entered into a restated employment agreement (the “Restated Agreement”) with Mr. Bowman, which replaced Mr. Bowman’s previous employment agreement with the Company, dated as of August 7, 2009. The Restated Agreement, which was effective as of January 1, 2013, has an initial term through March 31, 2014, with automatic one-year extensions unless either party gives notice to the other on or before February 1 immediately prior to the applicable expiration date. As of the date hereof, neither party had given notice to the other of the intent to terminate the Restated Agreement. The Restated Agreement provides for a minimum annual base salary of $730,000 and eligibility for an annual cash incentive award opportunity payable upon the achievement of performance objectives established by the Compensation Committee. The Restated Agreement also provides that Mr. Bowman is eligible to receive equity incentive awards under the Company’s incentive compensation plans, as well as to participate in the Company’s executive benefit program, including the provision of an automobile allowance and payment of life insurance premiums. The Restated Agreement also generally provides that Mr. Bowman is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The Restated Agreement provides that on January 1, 2013, and each year thereafter that Mr. Bowman remains employed by the Company on January 1 of such calendar year, the Company will make a contribution to Mr. Bowman’s account under the Deferred Compensation Plan that is equal to (i) the greater of (a) $75,000 or (b) 3.5% of Mr. Bowman’s cash compensation plus 2.5% of Mr. Bowman’s excess compensation (each as defined in the Deferred Compensation Plan) for such year, reduced by (ii) the lesser of the Company’s matching contributions to the Company’s 401(k) plan on his behalf or the limit on elective deferrals under the Internal Revenue Code.

Under the Restated Agreement, if Mr. Bowman terminates his employment for good reason (as defined in the agreement), or if the Company terminates his employment without cause (as defined in the agreement) or in connection with a change in control (as defined in the agreement), Mr. Bowman will be entitled to the following:

•	accrued compensation and benefits;

•	an amount equal to two times his base salary at termination;

•	a pro-rata portion of his annual incentive award opportunity based on actual performance;

•	reimbursement for group health plan costs for up to 18 months following termination; and

•	in the event Mr. Bowman terminates his employment for good reason, continued vesting of all outstanding equity awards in accordance with the terms of the plan pursuant to which they were issued.

If the Company terminates Mr. Bowman’s employment due to disability, Mr. Bowman will be entitled to the following:

•	accrued compensation and benefits;

•	continued base salary for six months; and

•	continued vesting of all outstanding equity awards in accordance with the terms of the plan pursuant to which they were issued as if the termination was an “involuntary termination.”

In the event of Mr. Bowman’s death during the term of the Restated Agreement, the following will be due:

•	accrued compensation and benefits;

•	continued base salary for six months; and

•	all outstanding equity awards will immediately vest, and will be exercisable for 90 days.

The Restated Agreement contains non-solicitation and confidentiality covenants, as well as certain other covenants, applicable for specified periods after the termination of employment. In addition, any payments and benefits under the Restated Agreement upon a termination are subject to Mr. Bowman signing a restrictive covenant agreement and release in our favor.

In the event any payments made to Mr. Bowman would be subject to the excise tax imposed on “parachute” payments by the Internal Revenue Code, the Company may reduce the payments to Mr. Bowman so that no portion of the payments would be subject to the excise tax, but only if such a reduction would result in Mr. Bowman receiving a greater amount after taxes.

Mr. Swain

On August 1, 2012, the Company entered into an employment agreement with Mr. Swain. Pursuant to the agreement, Mr. Swain is entitled to an annual base salary of at least $400,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a company car and payment of life insurance premiums.

In the event that Mr. Swain’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and (ii) the pro-rated amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Mr. Muress

In January 2002, the Company entered into an employment agreement with Mr. Muress, which was amended in April 2006. The agreement provides for a minimum annual base salary of £295,000, inclusive of any directors’ fees payable to him and subject to increases from time to time, as well as severance and other benefits, including an automobile allowance. The employment agreement also generally provides that Mr. Muress is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The employment agreement is terminable by either party with twelve months notice. If the Company terminates Mr. Muress’s employment without the requisite notice, subject to certain exceptions, Mr. Muress is entitled to receive a payment in the amount of his annual base salary at the time of the termination.

Mr. Isaac

Effective January 1, 2011, the Company entered into an employment agreement with Mr. Isaac. The employment agreement is effective through December 31, 2015, and automatically renews for successive one-year periods, unless advance notice of nonrenewal is given by either party during the then-current period. The agreement provides for an annual base salary of at least $700,000, annual commission payments of 3.1% of GCG’s gross fee revenues, and annual and long-term incentive compensation, as well as severance and other benefits. The employment agreement also generally provides that Mr. Isaac is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

If Mr. Isaac’s employment is terminated as a result of death or disability, he is entitled to receive:

•	continued payment of his base salary for a period of six months;

•	continued payment of commissions based on qualifying business initiated prior to his death or disability for two years following his termination;

•	payment of a pro rata portion of his annual incentive compensation for the year of death or disability; and

•	continued payment of his annual incentive compensation for two years following his termination.

If Mr. Isaac’s employment is terminated by Mr. Isaac for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), and such termination is not within three months prior to or twelve months after a change in control (as defined in the agreement), Mr. Isaac is entitled to receive the following:

•	payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination; and

•	continuation of eligible medical benefits under COBRA for twelve months.

If Mr. Isaac terminates his employment for good reason or the Company terminates his employment without cause, and such termination occurs within three months prior to or twelve months after a change in control, Mr. Isaac is entitled to receive the same benefits described above for a period of eighteen months.

Receipt of termination payments and benefits under the employment agreement is conditioned on Mr. Isaac signing a general release in favor of the Company. In addition, the employment agreement contains non-competition, non-solicitation, confidentiality and other restrictive covenants applicable during his employment and for specified periods following termination of employment.

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold.

In the event that payments to and benefits of Mr. Isaac would be subject to the excise tax imposed on certain “parachute” payments by the Internal Revenue Code, such payments and benefits will be reduced by the amount necessary to avoid the excise tax.

Mr. Nelson

In November 2005, the Company entered into a change-in-control and severance agreement with Mr. Nelson. This agreement provides that if Mr. Nelson’s employment is terminated in connection with a change in control or for any reason other than cause, Mr. Nelson will be entitled to the following:

•	an amount equal to his annual base salary at the time of his termination;

•	an amount equal to the prorated portion of any bonuses or incentives, based on actual performance, for the performance period in which the termination occurs;

•	continuation of eligible medical benefits under COBRA for eighteen months; and

•	accelerated vesting of all outstanding option awards, which will be exercisable for 90 days following the date of termination.

Payment and benefits under the agreement are subject to Mr. Nelson agreeing to mutually acceptable confidentiality, non-solicitation, cooperation and other reasonable and customary provisions in favor of the Company at the time of his termination.

Equity Incentive Plans and Awards

Unvested, earned LTIP awards issued under the Company’s Executive Stock Bonus Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits

Upon retirement or other termination of employment, certain named executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation — Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.

Termination and Change-in-Control Tables for 2013

The following table summarizes the compensation and other benefits that would have become payable to each of our named executive officers assuming their employment had terminated on December 31, 2013. In addition, the table also summarizes the compensation that would become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2013.

In reviewing these tables, please note the following:

•

For stock awards, unearned performance share unit awards will be deemed earned on a pro-rata basis, if the EPS targets have been reached. As of December 31, 2013, the EPS targets were not yet reached for the 2012-2014 and the 2013-2015 LTIP awards; therefore, no amount are included in the table below. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-term Incentive Compensation” and “Summary Compensation Table — Grants of Plan-Based Awards.”

•	Life insurance benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

•	No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•	All parties complied with any required notice provisions in the applicable agreement.

•	Each of the named executive officers complied with all restrictive and other covenants applicable to him.

Benefits and Payments	Change in Control	Termination Without Cause(1)	Termination for Good Reason(1)	Death(1)		Disability(1)
J. T. Bowman
Cash Severance	—	$1,778,694	$1,778,694	$365,000		$365,000
Stock Awards	—	—	—	—		—
Health Benefits	—	(2)	(2)	—		—
Life Insurance	—	—	—	2,000,000		—
Disability Benefits	—	—	—	—		598,000

Total	—	1,778,694	1,778,694	2,365,000		963,000

W. B. Swain
Cash Severance	—	727,460	—	—		—
Stock Awards	—	—	—	—		—
Life Insurance	—	—	—	600,000		—
Disability Benefits	—	—	—	—		1,966,500

Total	—	727,460	—	600,000		1,966,500

I.V. Muress
Cash Severance	—	642,339	—	—		—
Stock Awards	—	—	—	—		—
Life Insurance	—	—	—	—		—
Disability Benefits	—	—	—	—		—

Total	—	642,339	—	—		—

D. A. Isaac
Cash Severance	(3)	9,059,047 (4)	9,059,047 (4)	17,799,344	(5)	17,799,344	(5)
Stock Awards	—	—	—	—		—
Health Benefits	—	(6)	(6)	(7)		(7)
Life Insurance	—	—	—	1,500,000		—
Disability Benefits	—	—	—	—		2,964,000

Total	—	9,059,047	9,059,047	19,299,344		20,763,344

A. W. Nelson
Cash Severance	—	560,184	—	—		—
Stock Awards	—	—	—	—		—
Health Benefits	—	(6)	(6)	—		—
Life Insurance	—	—	—	150,000		—
Disability Benefits	—	—	—	—		2,127,500

Total	—	560,184	—	150,000		2,127,500

(1)	Whether or not in connection with a change in control.

(2)	Mr. Bowman is entitled to reimbursement for group health plan costs for the lesser of 18 months following termination or until Mr. Bowman becomes eligible for other group health benefits.

(3)

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold. This amount is not reasonably determinable.

(4)

Mr. Isaac is entitled to payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination, which amounts are shown in the table. In the event of a termination in connection with a change in control of the Company, he would be entitled to $12,857,321, which consists of payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for eighteen months following termination.

(5)

Mr. Isaac is entitled to continued payment of his base salary for a period of six months; continued payment of commissions based on qualifying business initiated prior to his death or disability for two years following his termination; payment of a pro rata portion of his annual incentive compensation for the year of death or disability; and continued payment of his annual incentive compensation for two years following his termination.

(6)	Continuation of eligible medical benefits under COBRA for eighteen months.

(7)	Continuation of eligible medical benefits under COBRA for twelve months.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                     HARSHA V. AGADI, CHAIRMAN

                     JESSE C. CRAWFORD

                     JAMES D. EDWARDS

                     CHARLES H. OGBURN

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 10, 2014, as to shares of Class A and Class B Common Stock beneficially owned by each current director, each of the named executive officers, and all current directors and executive officers as a group. As of March 10, 2014, there were 30,049,592 shares of Class A Common Stock and 24,690,172 shares of Class B Common Stock outstanding.

	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi	108,333	—	—	—
P. George Benson (3)	84,977	—	—	—
Jeffrey T. Bowman (4)	836,044	—	2.8%	—
Jesse C. Crawford (5)	11,873,730	12,836,881	39.5	52.0%
Roger A. S. Day	8,631
James D. Edwards (6)	87,977	2,000	—	—
Russel L. Honoré	48,977	—	—	—
Joia M. Johnson	30,653	8,700	—	—
Charles H. Ogburn (7)	269,270	—	—	—
W. Bruce Swain (8)	213,395	—	—	—
Ian V. Muress (8)	145,504	—	—	—
David A. Isaac (9)	220,370	2,038	—	—
Allen W. Nelson (10)	166,966	—	—	—
All Directors and Executive Officers as a Group (21 persons)(11)	14,719,164	12,852,212	49.0	52.1

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)

Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)	Includes 36,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014.

(4)	Includes 389,224 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014.

(5)

Includes 24,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014. The shares of Class A Common Stock shown as beneficially owned by Jesse C. Crawford include 53,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 3,892,091 shares held in the Estate of Virginia C. Crawford over which he has sole voting power and shared dispositive power, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 1,642,231 shares held in irrevocable trusts over which his wife is trustee, and 379,921 shares owed by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. See Note (1) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(6)	Includes 39,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014.

(7)	The shares shown as beneficially owned by Mr. Ogburn include 16,000 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(8)	Includes 18,018 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014.

(9)

Includes 12,012 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014. The shares of Class A Common Stock shown as beneficially owned include 45,500 shares held in four trusts for his children over which he has no voting or dispositive power and 1,464 shares over which he shares voting and dispositive power. Mr. Isaac shares voting and dispositive power with respect to the shares of Class B Common Stock shown as beneficially owned.

(10)	Includes 12,012 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014.

(11)

Includes 5,470,625 shares of Class A Common Stock and 436,188 shares of Class B Common Stock as to which voting or dispositive power is shared and 679,926 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2014.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 10, 2014:

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,836,881	(1)	52.0%
SunTrust Banks, Inc. 303 Peachtree Street, NE Atlanta, Georgia 30308	1,468,854	(2)	5.9
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,743,685	(3)	7.1
Linda K. Crawford 57 N. Green Bay Road Lake Forest, Illinois 60045	1,459,977		5.9

(1)

Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise (i) sole voting power over 12,836,881 shares, including certain shares held by Partners, (ii) sole dispositive power over 12,787,643 shares, including certain shares held by Partners, and (iii) shared dispositive power with respect to 49,238 shares held in an irrevocable trust. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303.

(2)

Based upon a Schedule 13G/A filed with the SEC by SunTrust Banks, Inc. (“SunTrust Bank”) on February 13, 2014. According thereto, the shares are held by certain subsidiaries of SunTrust Bank in various fiduciary and agency capacities. SunTrust Bank has sole voting power with respect to 1,034,704 of such shares. SunTrust Bank has sole dispositive power with respect to 1,468,854 of such shares. SunTrust Bank disclaims any beneficial interest in any such shares.

(3)

Based upon a Schedule 13G filed with the SEC by BlackRock, Inc. on January 28, 2014. According thereto, BlackRock, Inc. has sole voting power with respect to 1,706,176 of the shares and sole dispositive power over all such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND

RELATED TRANSACTIONS

For information on the Company’s Related Party Transactions Policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above.

SunTrust Banks, Inc. held 1,468,854 shares of Class B Common Stock of the Company as of December 31, 2013. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Banks, Inc. is a customer of the Company and, in the ordinary course of its business and on prevailing marketplace terms, provides certain banking services to the Company. SunTrust Bank, an affiliate of SunTrust Banks, Inc., participates as a lender in the Company’s credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, who retired from his position as a director of the Company in July 2013, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Georgia/North Florida Division.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2013. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,903,271	(1)	$4.28	(2)	6,891,878	(3)

(1)

Shares issuable pursuant to outstanding options under the Company’s stock option plans (1,659,800 shares), the 1996 Employee Stock Purchase Plan, as amended (110,681 shares), and the U.K. ShareSave Scheme (1,132,790 shares).

(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.

(3)

Represents shares which may be issued under the 1996 Employee Stock Purchase Plan, as amended (451,777 shares), the Executive Stock Bonus Plan (4,359,951 shares), the Non-Employee Director Stock Plan (1,090,944 shares), and the International Employee Stock Purchase Plan (989,206 shares). Excludes all share grants that were unearned at December 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2013, all of its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except for late Form 4 filings for each of Mr. Crawford, relating to two transactions, and Mr. Flynn, relating to one transaction, which were each filed late due to administrative oversight.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Crawford (since October 2013), Ogburn, Edwards and Agadi, as Chairman. Mr. Wood served as Chairman of the Compensation Committee prior to his retirement in July 2013. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE CRAWFORD & COMPANY EXECUTIVE STOCK BONUS PLAN

General.    On February 4, 2014, the Board of Directors approved an amendment to the Crawford & Company Executive Stock Bonus Plan, as amended and restated, to provide that an additional 4,000,000 shares of Class A Common Stock would be issuable thereunder (the “Plan”), subject to the approval by the Company’s shareholders. The following description of the material terms and provisions of the Plan is qualified by reference to the full text of the Plan, which is attached hereto as Appendix A (which does not give effect to the proposed amendment).

Under the Plan, key employees of the Company and its subsidiaries may be granted restricted stock, performance share units, and stock options, which are collectively referred to as “Awards.” The Plan currently provides that we may issue Awards underlying a total of 8,000,000 shares of Class A Common Stock, of which 3,640,049 shares of Class A Common Stock have been issued to date. If the amendment is approved, the Company will have the ability to issue Awards underlying a total of 4,000,000 additional shares of Class A Common Stock. In any calendar year, no key employee may be granted more than 250,000 shares of restricted stock, performance share units with respect to more than 250,000 shares of Class A Common Stock, or options to acquire more than 250,000 shares of Class A Common Stock, under the Plan.

Individuals eligible to participate in the Plan are key employees of the Company and its subsidiaries as selected by the Compensation Committee. As of December 31, 2013, there were 13 executive officers and approximately 80 employees other than executive officers eligible to receive Awards under the Plan.

Administration.    The Plan is administered by the Compensation Committee. The Compensation Committee must consist of two or more Directors who are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Compensation Committee determines which employees of the Company and its subsidiaries will be granted Awards and the terms of those Awards. The Compensation Committee has complete discretionary authority to interpret and administer the Plan and make changes to the terms and conditions of Awards. The Board has the authority to amend the Plan, provided that, in the event any changes in the Plan would require shareholder approval under applicable law or stock exchange rules, such changes shall be subject to shareholder approval, and provided further that no changes in an outstanding Award may be made without the Award holder’s consent.

The Committee may delegate to executive officers of the Company the authority, subject to such terms as the Compensation Committee shall determine, to exercise such authority and perform such functions, including, without limitation, the selection of participants and the grant of Awards, as the Compensation Committee may determine, to the extent permitted under Rule 16b-3; provided, however, that the Committee may not delegate the authority to grant Awards, perform such functions, or make any determination affecting or relating to the executive officers of the Company.

Performance Share Units.    A performance share unit is a bookkeeping unit that has a value equal to the fair market value of one share of Class A Common Stock. A key employee granted a performance share unit receives an Award agreement, which states the number of performance share units granted, the performance period, and the conditions under which performance share units will be earned and vest. The Compensation Committee may make performance share units subject to one or more employment, performance or other vesting conditions that the Compensation Committee deems appropriate for key employees generally or for a key employee in particular, and the related Award agreement shall set forth each vesting condition and the deadline for satisfying the same. Payment of vested performance share units is made in shares of Class A Common Stock. Payment of stock is made by March 15 of the year following the year of vesting (unless otherwise provided in an Award Agreement), after the Compensation Committee certifies that the performance share unit is payable.

Restricted Stock.    A share of restricted stock is a share of Class A Common Stock subject to restrictions on transferability prior to vesting. A grant of restricted stock is evidenced by an Award agreement, which states the number of shares of restricted stock granted, and the conditions under which the key employee’s interest in the underlying Class A Common Stock will become vested. Cash dividends will be paid directly to the key employee holding the restricted stock. The Award agreement will specify whether a cash dividend will be subject to the same vesting restrictions as are applicable to the underlying restricted stock or whether it will be paid to the key employee at the same time as dividends are paid to Company shareholders. The Compensation Committee may make the forfeiture of restricted stock subject to the satisfaction of any conditions that the Committee deems appropriate for key employees generally or for a key employee in particular, and the Award agreement shall describe each such condition and the deadline for satisfying each such condition. A key employee’s non-forfeitable interest in Restricted Stock shall depend on the extent he or she timely satisfies each forfeiture condition.

Options.    A stock option confers upon an option holder the right to purchase Class A Common Stock at a specified price, subject to such restrictions prior to vesting as the Compensation Committee may determine. The Plan authorizes grants of two types of stock options: incentive stock options and non-qualified stock options. A stock option grant is evidenced by an Award agreement stating the terms and conditions under which the option will vest and be exercisable. In general, all options awarded under the Plan are awarded at fair market value as of the grant date, and no option granted under the Plan will have a term exceeding ten years. The maximum aggregate number of shares of Class A Common Stock that may be issued under the Plan pursuant to non-qualified stock options is 1,000,000, and the maximum aggregate number of shares of Class A Common Stock that may be issued under the Plan pursuant to incentive stock options is 1,000,000.

A key employee who is granted a stock option and who owns ten percent or more of the voting power of the Company will not be granted an incentive stock option unless the exercise price of such option is at least one hundred and ten percent (110%) of the fair market value of the stock at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant.

The Compensation Committee shall have no authority to make any adjustment or amendment, and no such adjustment or amendment will be made, that reduces or would have the effect of reducing the exercise price of a stock option previously granted under the Plan whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders have approved such adjustment or amendment

Reversion of Shares to the Share Reserve.    Any shares of Class A Common Stock subject to an Award that remain unissued after the cancellation, expiration or exchange of the Award; any shares subject to an Award that are forfeited or cancelled; and any shares reflected by a performance share unit or option that are not issued due to the failure to satisfy any vesting conditions with respect to such performance share unit or option, shall be available for use in future grants under the Plan. In addition, any shares of Class A Company Stock tendered to satisfy a withholding obligation shall be available for use in future grants under this Plan.

Vesting and Performance Goals.    Vesting conditions for Awards may relate to employment, performance goals or other conditions. Performance goals are established by the Compensation Committee from one or more of the following business criteria that are to be achieved during a performance period: (1) revenue growth, (2) operating earnings and margin, (3) operating cash flow, (4) client satisfaction, (5) market share, (6) earnings per share, (7) return on equity, or (8) any other business criteria as may be determined by the Compensation Committee. Performance goals may be based on (i) Company wide performance, (ii) performance of a subsidiary, division, region, department, function, branch, facility, or other operational unit of the Company, (iii) individual performance or (iv) any combination of the above. The vesting of an Award may also be based on the key employee’s achievement of an individual performance goal. The Compensation Committee has complete discretionary authority to determine whether an Award is intended to comply with the requirements of Section 162(m) of the Code and the regulations thereunder as “performance-based” compensation.

Non-Transferability.    Awards are not transferable except by will or the laws of descent and distribution. During the key employee’s lifetime, Awards may be exercised only by the key employee.

Change in Capitalization.    If there is a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or similar event, then appropriate adjustments will be made by the Compensation Committee to the number and kind of shares available for issuance as Awards and to the number and kind of shares allocated to unvested Awards granted prior to such change.

Corporate Transactions.    Unless otherwise provided in an Award agreement, upon the consummation of (a) dissolution or liquidation of the Company, (b) a sale of all or substantially all of the assets of the Company, (c) a reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving or resulting corporation, or (d) a reverse merger in which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately prior to the merger are converted by virtue of the merger to other property (collectively, a “Terminating Event”), any Award granted prior to the Terminating Event will vest in full and the payment for a performance share unit will be made in full as if all performance goals have been achieved, but prorated for the period of time that has elapsed from the beginning of the performance period until the time of the Terminating Event.

Term of Plan.    The Plan will continue for a period of 10 years from the date of its original adoption on May 3, 2007, unless it is earlier terminated by the Board.

Federal Income Tax Consequences.    A description of the United States federal income tax consequences of participation in the Plan under present law is set forth below. This is only a general summary based on current federal income tax laws, regulations, and judicial and administrative interpretations thereof. The federal income tax laws and regulations are frequently amended, and such amendments may or may not be retroactive with respect to transactions described herein.

Performance Share Units.    A key employee will not be subject to income tax upon the grant of a performance share unit. The key employee will generally recognize ordinary income equal to the fair market value of the Class A Common Stock received as payment on a performance share unit in the year that such shares are transferred to him or her. If the performance share unit is forfeited, the key employee will not recognize any income. The Company will withhold for any applicable federal, state and local income and employment taxes. The Company will be entitled to a deduction equal to the amount the key employee includes in ordinary income in the year of such inclusion.

Restricted Stock.    A key employee generally will not be subject to income tax upon the grant of restricted stock. When the restricted stock vests, the key employee will recognize ordinary income in an amount equal to the fair market value of the Class A Common Stock underlying the restricted stock award on the date of vesting. If the restricted stock is forfeited, the key employee will recognize no income. Any cash dividends paid on restricted stock will be taxed as ordinary income in the year the cash dividend is received. Stock dividends that are subject to vesting restrictions will be taxed as ordinary income in the year they vest. Stock dividends paid directly to the key employee will be taxed as ordinary income in the year received by the key employee.

A key employee may elect under Section 83(b) of the Code (no later than 30 days after the date of grant) to recognize the fair market value of the shares of restricted stock as ordinary income at the time the restricted stock award is granted. A key employee who makes such an election will not recognize ordinary income when the restricted stock award vests, but if the restricted stock award is subsequently forfeited, the key employee will not be allowed a deduction. Further, if the key employee makes such an election, any dividend paid on restricted stock will be taxed as dividend income in the tax year that the dividend is received. The Company will withhold for any applicable federal, state and local income and employment taxes. The Company will be entitled to a deduction equal to the amount the key employee includes as ordinary income in the year of such inclusion.

Incentive Stock Options.    A key employee generally will not be subject to income tax upon the grant or the exercise of an incentive stock option. Instead, the key employee will be subject to income tax after the employee disposes of the stock acquired by exercising the option. The tax owed will depend on the length of time the key employee has held the stock after exercise but before disposal of the stock received on exercise.

If the key employee holds stock received on exercise for at least two years from the date of the grant of the stock option, and one year from the receipt of the stock upon exercise of the option, the employee will be taxed at the long-term capital gains rate on the difference between the exercise price and the disposition price. If the key employee has not held the stock received on exercise of the stock option for at least two years from the date of the grant of the option and at least one year from receipt of the stock, upon exercise of the option, the employee will be taxed at the ordinary income tax rates on the difference between the exercise price of the stock option and the fair market value of the stock on the exercise date. In general, the Company will not be entitled to take a tax deduction respecting an option on which the employee satisfies the holding periods described above.

Additionally, the difference between an incentive stock option’s exercise price and the fair market value of the stock on the date of exercise of the stock option constitutes a preference for purposes of calculating the key employee’s alternative minimum tax liability.

Non-Qualified Stock Options.    A key employee will generally not be subject to income tax upon the grant of a non-qualified stock option. On exercise of the non-qualified stock option, the key employee will recognize ordinary income equal to the difference between the exercise price of the stock option and the fair market value of the stock on the date of exercise of the stock option. If the key employee continues to hold the stock following exercise of the stock option, the key employee’s tax basis in the exercised stock will generally be equal to (i) the cash paid upon exercise of the option, increased by (ii) any amount included in the key employee’s income by virtue of exercising the option. The stock received on exercise will be taxed upon subsequent disposition at capital gain rates, depending on how long after exercise the key employee holds the stock.

The Company will withhold for any applicable federal, state and local income and employment taxes. The Company will be entitled to a tax deduction equal to the amount the key employee includes in his or her ordinary income by virtue of exercising a non-qualified stock option.

Section 409A.    The Company intends for Awards to comply, to the extent applicable, with Section 409A of the Code. However, if an Award is subject to Section 409A and if such Award does not meet the requirements of Section 409A, the key employee will include in gross income in the first year of the failure, any compensation deferred with respect to the Award for that year and all previous years (and earnings), to the extent not previously included in income and not subject to a substantial risk of forfeiture. The Company will receive a corresponding deduction for the amount included in the key employee’s income. The key employee also will be subject to an additional 20% tax on the amount included in income, as well as interest at the federal income tax underpayment rate plus 1% on the amounts that would have been included in income if the deferral had been included in the key employee’s income in the year deferred, or if later, the year the Award is no longer subject to a substantial risk of forfeiture.

Plan Benefits.    The amount and timing of awards granted under the Plan are determined in the sole discretion of the Compensation Committee and therefore, cannot be determined in advance. The future awards that would be received under the Plan by key employees are discretionary and are therefore, not determinable at this time.

The Board of Directors unanimously recommends a vote FOR the approval of the amendment to the Crawford & Company Executive Stock Bonus Plan.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITOR

Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent auditor for the Company for the fiscal year 2014. Ernst & Young has served as the independent auditor of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2014, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2013 and 2012:

	2013	2012
Audit fees(1)	$3,480,464	$3,593,131
Audit related fees(2)	365,136	423,028
Tax fees(3)	475,695	443,780
All other fees	—	—

Total	$4,321,295	$4,459,939

(1)	Audit fees include: the annual financial statement audit, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit related fees include: service organization control reports, accounting consultations, and attest services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2014.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

                     JAMES D. EDWARDS, CHAIRMAN

                     JOIA M. JOHNSON

                     CHARLES H. OGBURN

                     ROGER A. S. DAY

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2015 Annual Meeting of Shareholders must be received by the Company no later than December 3, 2014 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2015 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to December 3, 2014 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

April 2, 2014

APPENDIX A

CRAWFORD & COMPANY

EXECUTIVE STOCK BONUS PLAN

AS AMENDED AND RESTATED MARCH 1, 2008

Section 1. Background. The Board of Directors of Crawford & Company, a Georgia corporation, adopted the Crawford & Company Executive Stock Bonus Plan, pursuant to which certain of the Key Employees of the Company and Subsidiary Corporations could be granted Restricted Stock and Performance Share Units, effective March 1, 2005 (the “Original Plan”). The Plan, as set forth in this document, is an amendment and restatement of the Original Plan, adopted by the Board as of March 1, 2008. The Plan, as so amended and restated, provides also for the grant of Options to certain Key Employees. The amended and restated Plan will be effective as of the date it is approved by the shareholders of the Company. Notwithstanding anything to the contrary herein, no Option shall be granted under the Plan until shareholder approval of the Plan has been obtained; and provided further, that if shareholder approval of the Plan is not received within twelve (12) months after its adoption by the Board, the Plan, as amended and restated, shall be rescinded and the Original Plan shall continue without modification or interruption, as if this amendment and restatement had never been adopted.

Section 2. Purpose of Plan. The purpose of the Plan is to strengthen the Company and those corporations which are or later become Subsidiary Corporations, by providing to specific Key Employees added incentives for high levels of performance and to encourage stock ownership in the Company.

Section 3. Definitions:

(a)	“Award” means a Restricted Stock, Performance Share Unit or Option award.

(b)	“Award Agreement” means the document that sets forth the terms and conditions of an Award.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.

(f)	“Committee” means the Nominating/Corporate Governance/Compensation Committee of the Board, or such other or successor committee as the Board may, from time to time, establish.

(g)	“Company” means Crawford & Company, a Georgia corporation, and any successor to such corporation.

(h)

“Covered Employee” means, with respect to any grant of an Option or Performance Share Unit, a Key Employee who the Committee determines is, or may be or become, a “covered employee” as defined in Section 162(m)(3) of the Code for a year.

(i)

“Fair Market Value” means (1) the closing price for a share of Stock on the New York Stock Exchange (or if Stock is no longer traded on the New York Stock Exchange, on the exchange or quotation system which reports or quotes the closing price for a share of Stock) as accurately reported for any date (or, if no shares of Stock are traded on such date, for the immediately preceding date on which shares of Stock were traded) in The Wall Street Journal (or if The Wall Street Journal no longer reports such price, in a newspaper or trade journal selected by the Committee) or (2) if no such price quotation is available, the price which the Committee, acting in good faith, determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Notwithstanding the foregoing, any determination of Fair Market Value shall be consistent with Code Section 409A to the extent applicable.

(j)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(k)

“Individual Performance Goals” means the goal or goals, if any established by the Committee for individual performance measures, based on such objective or subjective criteria as the Committee deems appropriate.

(l)	“Key Employee” means a salaried employee of the Company or a Subsidiary Corporation, as selected by the Committee.

(m)	“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option awarded in accordance with Section 9 of this Plan.

(o)	“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(p)	“Participant” means any Key Employee awarded an Award.

(q)

“Performance Goal” means the goal or goals, if any, established by the Committee based on one or more of the following business criteria that are to be achieved during a performance period determined by the Committee: (1) revenue growth; (2) operating earnings and margin; (3) operating cash flow; (4) client satisfaction; (5) market share; (6) earnings per share; (7) return on equity; or (8) any other business criteria as may be determined by the Committee. Performance Goals may be based (as the Committee deems appropriate) on (i) Company-wide (including Subsidiary Corporations) performance, (ii) performance of a subsidiary, division, region, department, function, branch, facility or other operational unit of the Company, (iii) individual performance (if applicable), or (iv) any combination of the foregoing. Performance Goals may be set in any manner determined by the Committee, including looking to achievement on an absolute basis or on a relative basis to prior periods or in relation to peer group, indexes or other external measure of the selected criteria. When the Committee sets Performance Goals, the Committee shall establish the objective rules that the Committee will use to determine the extent, if any, that Performance Goals have been met. In establishing any such objective rules, the Committee may, to the extent it deems appropriate, take into account any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Committee deems relevant in light of the nature of the Performance Goals set for the Key Employee or the assumptions made by the Committee regarding such goals. With respect to awards to Covered Employees that are intended to comply with the requirements of Section 162(m) of the Code for “performance-based” compensation, any such adjustments shall be made in a manner consistent with such requirements.

(r)	“Performance Share Unit” means a unit granted pursuant to Section 7 of this Plan, the value of which is equal to the Fair Market Value of one share of Stock and which is payable in Stock.

(s)	“Plan” means this Crawford & Company Executive Stock Bonus Plan as Amended and Restated March 1, 2008, and as further amended from time to time.

(t)	“Restricted Stock” means Stock granted in accordance with Section 8 of this Plan.

(u)	“Stock” means the Class A common stock of the Company.

(v)	“Subsidiary Corporation” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Company.

(w)

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or a subsidiary corporation.

(x)	“Terminating Event” shall have the meaning ascribed to such term in Section 12 of this Plan, unless otherwise provided in an Award Agreement.

Section 4. Eligibility. Key Employees, who have been selected by the Committee as provided in Section 5, will be eligible to receive Awards.

Section 5. Administration and Grant of Awards. The Plan will be administered by the Committee consisting of two or more directors appointed by the Board who are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”)) and “outside directors” (within the meaning of Section 162(m) of the Code). Subject to the express provisions of the Plan, the Committee will have complete authority to determine those Key Employees to whom the Awards may be granted and the time or times, and the price at which, Awards may be granted or exercised, the vesting periods, the number of shares subject to each Award and, with respect to Options, whether an Option will be granted as a Non-Qualified Stock Option or as an Incentive Stock Option. Subject to the express provisions of the Plan, the Committee will also have complete authority to interpret the Plan and all Award Agreements, to prescribe, amend and rescind rules and regulations consistent with the Plan and relating to it, to determine the terms and provisions of each Award Agreement (which need not be the same), to determine the rights and obligations of Participants under the Plan and all Award Agreements, and to make all other determinations necessary or advisable in the administration of the Plan. The Committee may delegate to executive officers of the Company the authority, subject to such terms as the Committee shall determine, to exercise such authority and perform such functions, including, without limitation, the selection of Participants and the grant of Awards, as the Committee may determine, to the extent permitted under Rule 16b-3; provided, however, that the Committee may not delegate the authority to grant Awards, perform such functions or make any determination affecting or relating to the executive officers of the Company. Any action of the Committee or its delegate shall be binding on the Company, on each Subsidiary Corporation, on each affected Key Employee and on each other person directly or indirectly affected by such action.

Section 6. Shares Subject to the Plan and Award Limits.

(a)

Share Reserve and Award Limits. There shall be 8,000,000 shares of Stock authorized for issuance under the Original Plan and this Plan in the aggregate. The Committee will determine the number of shares of Restricted Stock, Performance Share Units and/or Options awarded to a Participant. However, no Key Employee shall be granted more than 250,000 shares of Restricted Stock in any calendar year, no Key Employee shall be granted Performance Share Units with respect to more than 250,000 shares of Stock in any calendar year, and no Key Employee shall be granted in any calendar year Options to acquire more than 250,000 shares of Stock. Notwithstanding any other provisions of the Plan to the contrary, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Non-Qualified Stock Options is 1,000,000 shares of Stock, and the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Incentive Stock Options is 1,000,000 shares of Stock. More than one Award may be granted to the same Key Employee. The number of shares of Stock described above shall be subject to increase or decrease pursuant to the provisions of Section 11 of the Plan.

(b)

Reversion of Shares to the Share Reserve. Any shares of Stock subject to an Award that remain unissued after the cancellation, expiration or exchange of the Award; any shares subject to an Award that are forfeited or cancelled; and any shares reflected by a Performance Share Unit or Option that are not issued due to the failure to satisfy any vesting conditions with respect to such Performance Share Unit or Option, shall be available for use in future grants under this Plan. In addition, any shares of Stock tendered to satisfy a withholding obligation shall be available for use in future grants under this Plan.

Section 7. Performance Share Units.

(a)

Committee Action. The Committee acting in its absolute discretion may grant Performance Share Units to Key Employees from time to time. Each such Performance Share Unit grant shall be evidenced by an Award Agreement, which shall set forth the number of Performance Share Units granted to the Key Employee and the performance period for the Award and shall describe the conditions under which the Performance Share Units will vest and be paid and such other terms and conditions of the grant as the Committee acting in its absolute discretion deems appropriate.

(b)

Vesting. The Committee acting in its absolute discretion may make Performance Share Units subject to one or more employment, performance or other vesting conditions (including, without limitation, Performance Goals and Individual Performance Goals) that the Committee deems appropriate for Key Employees generally or for a Key Employee in particular, and the related Award Agreement shall set forth each vesting condition and the deadline for satisfying the same.

(c)

No Adjustment for Cash Dividends. Except for dividend equivalent adjustments made by the Committee for stock dividends in accordance with Section 11, there shall be no adjustment to Performance Share Units for dividends paid by the Company.

(d)

Payment of Performance Share Units. Except as otherwise provided in an Award Agreement, payment of the entire vested Performance Share Unit or, if the Award provides for partial vesting, the entire vested portion of such Performance Share Unit, will be made in Stock between January 1 and March 15 of the calendar year following the year in which the Performance Share Units first become vested, after the Committee certifies that such Award or portion of an Award is payable.

Section 8. Restricted Stock.

(a)

Committee Action. The Committee acting in its absolute discretion may grant Restricted Stock to Key Employees from time to time and may make Restricted Stock grants in exchange for the cancellation of an outstanding Restricted Stock grant. Each grant of Restricted Stock shall be evidenced by an Award Agreement, which shall describe the conditions under which the Key Employee’s interest in the underlying Stock will become nonforfeitable, consistent with Section 8(b) below.

(b)

Forfeiture Conditions. The Committee acting in its absolute discretion may make the forfeiture of Restricted Stock subject to the satisfaction of any conditions (including, without limitation, Performance Goals) that the Committee deems appropriate for Key Employees generally or for a Key Employee in particular, and the Award Agreement shall describe each such condition and the deadline for satisfying each such condition. A Key Employee’s nonforfeitable interest in Restricted Stock shall depend on the extent he or she timely satisfies each forfeiture condition. The Company or its agent may retain custody of the Restricted Stock pending the satisfaction of any forfeiture conditions applicable thereto.

(c)

Dividends and Voting Rights. Any cash dividend declared on Restricted Stock shall be paid directly to the Key Employee holding such Restricted Stock. The Award Agreement shall specify whether a Stock dividend shall be treated as (1) Restricted Stock, and a Key Employee’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Restricted Stock is forfeited or becomes nonforfeitable or (2) in the same manner as a cash dividend and shall be transferred to the Key Employee on the date(s) such dividends are payable to the Company’s shareholders generally. The disposition of each other form of dividend declared on Restricted Stock shall be made in accordance with such rules as the Committee shall adopt. A Key Employee shall have the right to vote Restricted Stock, to the extent such Restricted Stock has voting rights.

(d)	Satisfaction of Forfeiture Conditions. Shares of Stock shall cease to be Restricted Stock at such time as provided in the Award Agreement.

Section 9. Options.

(a)

Committee Action. The Committee acting in its absolute discretion may grant Options to Key Employees from time to time. Each such Option grant shall be evidenced by an Award Agreement, which shall set forth the number of shares of Stock subject to the Option and which shall describe the conditions under which the Option will vest and become exercisable and such other terms and conditions of the grant as the Committee acting in its absolute discretion deems appropriate. All options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Stock purchased upon exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(b)

Term. In the absence of a provision to the contrary in the individual Optionholder’s Award Agreement, and subject to the provisions of Section 9(d) of the Plan regarding grants of Incentive Stock Options to Ten Percent Shareholders, the term of the Option shall be 10 years from the date it was granted.

(c)	Service Recipient Stock. Non-Qualified Stock Options may be granted only with respect to “service recipient stock” as such term is used in Code Section 409A.

(d)

Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten (110%) of the Fair Market Value of the Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(e)

Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and the Subsidiary Corporations) exceeds one hundred thousand dollars ($100,000), or such other limit as may be set by applicable law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

(f)

Exercise Price of an Incentive Stock Option. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock subject to the Option on the date the Option is granted (or less than one hundred and ten percent (110%) in the case of a Ten Percent Shareholder).

(g)

Exercise Price of a Non-Qualified Stock Option. The exercise price of each Non-Qualified Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock subject to the Option on the date the Option is granted.

(h)

Method of Exercise. The exercise of an Option shall be made by giving notice delivered in person or by mail to the person designated by the Company, specifying the number of shares of Stock to be purchased accompanied by payment therefor. Unless otherwise provided in an Award Agreement, when an Option is being exercised only in part, not less than fifty (50) shares of Stock may be covered by any such partial exercise.

(i)	Consideration.

(i)

The purchase price of Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check at the time the Option is exercised or (b) at the discretion of the Committee (1) by delivery to the Company of other shares of Stock (subject to such requirements as may be imposed by the Committee), (2) if there is a public market for the Stock at such time, and to the extent permitted by applicable law, pursuant to a “same day sale” program that results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration for an Option granted under the Plan, or (4) by some combination of the foregoing. In each such case, the combination of any cash and property used to pay the purchase price shall have a Fair Market Value on the exercise date equal to the applicable exercise price.

(ii)

Unless otherwise specifically provided in the Award Agreement, the purchase price of Stock acquired pursuant to an Award that is paid by delivery to the Company of other Stock, which Stock was acquired, directly or indirectly from the Company, shall be paid only by shares of the Stock that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a supplemental charge to earnings for financial accounting purposes).

(iii)

Whenever a Participant is permitted to pay the exercise price of an Option and/or taxes relating to the exercise of an Option by delivering Stock, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirements by presenting proof of beneficial ownership of such Stock, in which case the Company shall treat the Option as exercised or redeemed without further payment and shall withhold such number of shares of Stock from the Stock acquired under the Option. When necessary to avoid a supplemental charge to earnings for financial accounting purposes, any such withholding for tax purposes shall be made at the statutory minimum rate of withholding.

(j)

Vesting Generally. Options granted under the Plan shall be exercisable at such times and upon such terms and conditions as may be determined by the Committee. The vesting provisions of individual Options may vary.

(k)

Termination of Options. Any Option or portion thereof that is not vested or that has not been exercised at the end of the term of the Option described in Section 9(d) of this Plan or at the time of termination of an Optionholder’s employment with the Company and all Subsidiary Corporations shall lapse and terminate, and shall not be exercisable by the Optionholder or any other person, unless otherwise provided for in the Award Agreement.

(l)

No Repricing of Options. The Committee shall have no authority to make any adjustment or amendment (except as provided in Section 11 of this Plan), and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment.

Section 10. Non-Transferable. No Award will be assignable or transferable except by will or by laws of descent and distribution. Any other attempted assignment or transfer, or any attempted pledge, hypothecation or other disposition of, or levy of any execution, attachment or similar process upon any Award will be null and void and without effect.

Section 11. Change in Capitalization. If the outstanding shares of Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Awards may be granted. A corresponding adjustment changing the number or kind of shares, and the exercise price per share, allocated to unvested or unexercised Awards, or portions thereof, which will have been granted prior to any such change will likewise be made. Any such adjustment, however, in an outstanding Option will be made without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the number of shares and price for each share subject to the Option. Adjustments under this Section will be made by the Board or the Committee, whose determination as to what adjustments will be made, and to the extent thereof, will be final and conclusive. No fractional shares of Stock will be issued under the Plan on account of any such adjustment. Any actions taken under this Section 11 shall be made in accordance with any applicable provisions of Code Section 409A, including without limitation restrictions with regard to the adjustment of stock options that are considered exempt from Code Section 409A.

Section 12. Corporate Transactions. Except as otherwise provided in an Award Agreement, upon the consummation of (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving or resulting corporation, (c) a sale of substantially all of the assets of the Company to another person, or (d) a reverse merger in which the Company is the surviving corporation but the shares of the Stock outstanding immediately preceding the merger are converted by virtue of the merger to other property (a “Terminating Event”), any Award granted prior to the Terminating Event will vest in full and a Performance Share Unit Award shall be paid out as if all of the Performance Goals, Individual Performance Goals or other vesting conditions had been satisfied in full, but prorated for the period of time that has elapsed from the beginning of the performance period for such Award until the consummation of the corporate transaction described in this Section 12.

Section 13. Disposition of Shares. Any Participant who acquires Stock pursuant to an Award will, so long as he or she remains an employee of the Company or Subsidiary Corporation, be obligated to advise the Company in the case of each sale or other disposition of any Stock so acquired, such advice to be given to the Company immediately upon the occurrence of any such sale or other disposition.

Section 14. Award Agreement. Each Award granted will be evidenced by a written Award Agreement executed by the Company, and will contain each of the provisions and agreements herein specifically required to be contained therein, and in addition it may contain other terms and conditions as the Committee may deem desirable and which are not inconsistent with the Plan.

Section 15. Amendment of Plan. The Board may make changes in the Plan, and the Committee may, with consent of the Participant, make changes in the terms and conditions of his or her Award, as they will deem advisable; provided, however, an Award may be amended by the Committee unilaterally to the extent the Committee deems it necessary to comply with Code Section 409A; and, provided further, in the event any changes in the Plan would require shareholder approval under applicable law or stock exchange rules, such changes shall be subject to shareholder approval.

Section 16. Termination of Plan. The Plan will continue until May 3, 2017; provided however, that the Board may terminate the Plan at any time within its absolute discretion. No such termination, other than as provided for in Section 12, Corporate Transactions, will in any way affect any Award then outstanding.

Section 17. Applicable Law; Severability; Interpretation. The Plan will be construed, administered, and governed in all respects in accordance with the laws of the State of Georgia. If any provision of the Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective. For purposes of this Plan, references to the masculine shall include the feminine, reference to the singular shall include the plural, and references to the plural shall include the singular.

Section 18. Shares Reserved. The Company will at all times during the term of the Plan reserve and keep available the number of shares of Stock as will be sufficient to satisfy the requirements of the Plan, and will pay all fees and expenses necessarily incurred by the Company in connection therewith.

Section 19. No Shareholder Rights. Except as provided in Section 8, Restricted Stock, no Participant shall have any rights as a shareholder of the Company as a result of the grant of an Award to him or her under this Plan or his or her exercise of such Award pending the actual delivery of Stock subject to such Award to such Participant.

Section 20. No Contract of Employment. The grant of an Award under this Plan shall not constitute a contract of employment and shall not confer on a Participant any rights in connection with the termination of his or her employment in addition to those rights, if any, expressly set forth in the Award Agreement that evidences his or her Award.

Section 21. Titles. Titles are provided in this Plan for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 22. Securities Registration. Each Award Agreement shall provide that, upon the receipt of Stock, the Key Employee shall, if so requested by the Company, (a) hold such Stock for investment and not with a view of resale or distribution to the public and (b) deliver to the Company a written statement satisfactory to the Company to that effect. As for Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Key Employee under the 1933 Act or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Key Employee; however, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Key Employee.

Section 23. Withholding. Each Award shall be made subject to the condition that the Key Employee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, that the Committee in its discretion deems applicable to the exercise of such Award or the satisfaction of any forfeiture or vesting conditions with respect to such Award. A Key Employee may elect to satisfy such minimum federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or to her under this Plan. No withholding shall be effected under this Plan that exceeds the minimum statutory federal and state withholding requirements.

Section 24. Other Conditions. Each Award Agreement may require that a Key Employee enter into any agreement or make such representations prepared by the Company, including any agreement that restricts the transfer of Stock acquired pursuant to such Award or provides for the repurchase of such Stock by the Company under certain circumstances.

Section 25. Rule 16b-3. The Committee shall have the right to amend any Award or to withhold or otherwise restrict the transfer of any Stock under this Plan to a Key Employee as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the Securities Exchange Act of 1934 might be applicable to such grant or transfer.

Section 26. Performance-Based Compensation under Section 162(m) of the Code. The Committee shall have full and absolute discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Section 162(m) of the Code and the regulations thereunder as “performance-based” compensation. Unless otherwise expressly stated in an Award Agreement, each Option and Performance Share Unit granted to a Covered Employee under the Plan is intended to be “performance-based” compensation and the Committee shall interpret and administer the provisions of the Plan and Award Agreements in a manner consistent therewith. Furthermore, if any provision of the Plan or of any such Award Agreement does not comply or is inconsistent with the requirements of Section 162(m) of the Code for “performance-based” compensation, such provision shall be deemed amended to the extent necessary to conform to such requirements. With respect to any Award intended to so qualify as “performance-based” compensation, the Committee may provide that such Award shall be subject to the additional terms and conditions of the Crawford & Company 2007 Management Team Incentive Compensation Plan, as approved by the Company’s shareholders at the 2007 annual meeting of shareholders of the Company.

Section 27. Code Section 409A. It is the intent of the Company that the operation and administration of the Plan and all Award Agreements under the Plan comply with Code Section 409A to the extent applicable, and not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Code Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” as such term is used in Code Section 409A, then any payment to the Participant described in the Plan or an Award Agreement upon his or her termination of employment that is not exempt from Code Section 409A, and that constitutes “deferred compensation” under Code Section 409A that is payable on account of “separation from service” (within the meaning of Code Section 409A), and that is otherwise payable within 6 months after Participant’s separation from service, shall instead be made on the date 6 months after such separation from service.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/crd-b
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 7, 2014. Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 7, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1 and
FOR Items 2 and 3.

1.	Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below)
	01 H.V. Agadi	04 J.C. Crawford	07 R.L. Honoré	☐	Vote FOR	☐	Vote WITHHELD
	02 P.G. Benson	05 R.A.S. Day	08 J.M. Johnson		all nominees		from all nominees
	03 J.T. Bowman	06 J.D. Edwards	09 C.H. Ogburn		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve an amendment to the Crawford & Company Executive Stock Bonus Plan to increase the number of shares of Class A Common Stock available under the Plan by 4,000,000.	☐ For	☐ Against	☐ Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2014 fiscal year.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:	☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2014

2:00 p.m.

Crawford & Company

Worldwide Headquarters

1001 Summit Boulevard

Atlanta, Georgia 30319

Crawford & Company 1001 Summit Boulevard Atlanta, Georgia 30319	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Each of the Director Nominees in Item 1 and FOR Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint J.T. Bowman, W.B. Swain and A.W. Nelson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements.

See reverse for voting instructions.